EXHIBIT 10.1
THE DIXIE GROUP, INC.
Retention Grant
Restricted Stock Award
To:    Daniel K. Frierson

Date:    April 29, 2015

The Dixie Group, Inc. (the “Company”) hereby awards you 100,000 shares of restricted stock, subject to the terms and conditions set forth below.

1.Restricted Stock Award. These shares of restricted stock represent actual shares of common stock (or, subject to your election, shares of Class B Common Stock) of the Company. The ownership of your restricted stock will be recorded in your name in the Company’s stockholder records. You have the right to elect to receive a portion of this Award as shares of Class B Common Stock in proportion to the shares of Class B Common Stock you currently hold. Such shares of Class B Common Stock will be issued to you upon the effective date of this Award. To make such election, please complete Annex A and deliver it to Starr T. Klein, Secretary.

2.Ownership Rights. As of the effective date of this award, you will have all rights of ownership with respect to the shares represented by the Award, except that such shares cannot be sold, pledged or transferred until the restrictions are removed. Such shares are, however, subject to forfeiture, as described in this award document.

As long as you own the shares, you are entitled to vote shares of restricted stock and to receive any dividends paid on the shares.

3.Term. The term of this Restricted Stock Award shall begin on April 29, 2015 and continue until March 1, 2019.

4.Vesting. The restrictions on your ownership of these shares will be removed, and your share certificates will be delivered to you, on March 1, 2019, if and only if both the Continued Service Condition has been satisfied and the Performance Condition has been met as of such date, and certified by the Compensation Committee.

(a)Performance Condition. The Company’s cumulative Operating Income, as Adjusted must be 440% of the level of the Company’s Operating Income as Adjusted for fiscal 2014, as of fiscal 2018; provided, however, in the event of your death or disability as provided herein, then the Company’s level of Operating Income, as Adjusted shall be measured as of the most recently completed quarterly period prior to the event. In order for the Performance Condition to be met, the Compensation Committee must certify that the Performance Condition has been met within 90 days following the event and in any event no later than March 15, following the most recent fiscal year end in which the event occurs.

(b)Continued Service Condition. During the period beginning on April 29, 2015 and continuing until March 1, 2019, you must be continuously employed by the Company or an Affiliated Company with the title and duties of Chairman of the Board of Directors thereof.

5.Death or Disability. If the Performance Condition has been met as of the date of your Death or Disability, you will be deemed to have met the Continued Service Condition of this Award in the event of your Death or Disability before March 1, 2019, except to the extent such Award has previously been forfeited, as provided herein. The shares shall become unrestricted and distributed within 90 days of Death or Disability but no later than March 15 of the year following such event. If your employment by the Company or an Affiliated Company, with the title and duties of Chairman of the Board of Directors terminates for any other reason, including retirement, this Award will be forfeited. All restricted shares subject to this Award that have not met the Continued Service Condition as set forth above shall be forfeited.

6.Definitions. For purposes of this award:

(a)“Market Value” shall be the average of the high and low trading prices of the Common Stock on the applicable trading day this Award is granted or on the next proceeding trading day, if such date is not a trading day, as reported by NASDAQ.

(b)“Disability” shall be determined according to the definition of “disability,” in Internal Revenue Code Regulation Section 1.409A-3(i)(4).

(c)“Affiliated Company” includes The Dixie Group, Inc. and any company of which The Dixie Group, Inc. owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of your employee benefits upon immediate employment by you with such company and (2) the Company agrees to your subsequent employment.

(d)“Operating Income, as Adjusted” shall mean the operating income of the company as adjusted for facility consolidation, restructuring and unusual expenses as designated by (U.S.) GAAP, consistently applied.

7.Tax Obligations. The information provided in Annex B summarizes certain tax consequences associated with this Award. The Company recommends that you consult your financial advisor concerning these tax rules.

By accepting this award, you agree to be responsible for any required minimum tax withholding obligations that may occur when your shares vest. In order to satisfy your withholding obligations hereunder, at your election, the Company shall withhold from your award the number of shares necessary to satisfy the tax obligations.

8.Plan Administration. The Compensation Committee of the Board of Directors is the administrator of the plan pursuant to which this Award has been granted and whose function is to ensure the plan is managed according to its respective terms and conditions. Any questions pertaining to the plan should be directed to:

THE DIXIE GROUP, INC.
STOCK PLAN ADMINISTRATOR
C/O STARR T. KLEIN
P.O. BOX 25107
USA, CHATTANOOGA, TN 37422-5107
(Phone) 423-510-7000
(Fax) 423-510-7015

9.Adjustment of Shares Subject to Award. The number of shares subject to this Award shall be adjusted to reflect any increase or decrease in the number of shares of common stock and Class B Common Stock outstanding as a result of any stock dividend or split or other such corporate action which, in the opinion of the Compensation Committee, shall require such adjustment.

10.Mandatory Payout. Anything to the contrary herein notwithstanding, any portion of the award no longer subject to a substantial risk of forfeiture, including but not limited to shares that would have been vested, under either Section 83 or 409A of the Internal Revenue Code of 1986, as amended, shall be transferred, paid or otherwise made available to the grantee no later than March 15, of the year following the calendar year in which such substantial risk of forfeiture no longer exists.

ACKNOWLEDGMENT AND ACCEPTANCE

By signing below, I acknowledge and accept this Award, subject to the terms hereof.
Date:
                               4/29/15                                      /s/ Daniel K. Frierson
(Participant)

Participant election with respect to Class B Common Stock

1.    Election to Receive Maximum Number of Shares of Class B Common Stock:
By signing below, I elect to receive the maximum number of shares of Class B Common Stock permissible under the 2006 Stock Awards Plan (the “Plan”) and the Award of Restricted Stock granted to me pursuant to such Plan, as follows:
(a)current holdings of Common Stock 10,626;
(b)current holdings of Class B Common Stock 414,366;
(c)ratio of Class B to Common 97.5 / 2.5 = 100%.
Dated:                                   4/29/15                                  /s/ Daniel K. Frierson
(Participant)
2.    Election to Receive Less Than Maximum Number of Shares of Class B Common Stock:
By signing below, I elect to receive ____% of my Award in Class B Common Stock. [must be less than percentage set forth in (c), above.]

Dated:___________________________    ____________________________________
(Participant)

ANNEX B

AWARD OF RESTRICTED STOCK
CERTAIN UNITED STATES FEDERAL INCOME
TAX CONSEQUENCES TO PARTICIPANT

The following is a brief summary of the principal United States federal income tax consequences of a restricted stock award under the 2006 Stock Awards Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock. A participant generally will not be taxed at the time a restricted stock award is granted, but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award (or the portion of the award that is then vesting) at that time. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award with respect to which a participant has made such an election under Section 83(b) is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participants as dividend income, which generally is subject to the same rate as capital gains income.